                                                                                                                  EXHIBIT 12
                                                                                                                  PAGE 1 OF 2


                                                    THE UNITED ILLUMINATING COMPANY

                                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                              (IN THOUSANDS)
                                                                                                                    TWELVE
                                                                                                                    MONTHS
                                                                                                                     ENDED
                                                                   YEAR ENDED DECEMBER 31,                          MAR. 31,
                                          ------------------------------------------------------------------------
                                             1992           1993          1994          1995           1996          1997
                                             ----           ----          ----          ----           ----          ----
EARNINGS
   Net income                                $56,768        $40,481       $46,795       $50,393        $39,096        $35,085
   Federal income taxes                       19,276         22,342        34,551        41,951         35,252         33,982
   State income taxes                         16,878          4,645         6,216        12,976          8,506          8,331
   Fixed charges                             109,449         97,928        88,093        83,994         80,097         80,188
                                          -----------    -----------   -----------   -----------    -----------   ------------

   Earnings available for fixed charges     $202,371       $165,396      $175,655      $189,314       $162,951       $157,586
                                          ===========    ===========   ===========   ===========    ===========   ============


FIXED CHARGES
   Interest on long-term debt                $88,666        $80,030       $73,772       $63,431        $66,305        $66,187
   Other interest                             12,882         12,260        10,301        16,723          9,534          9,714
   Interest on nuclear fuel burned             2,963            928          -             -              -              -
   One third of rental charges                 4,938          4,710         4,020         3,840          4,258          4,287
                                          -----------    -----------   -----------   -----------    -----------   ------------

                                            $109,449        $97,928       $88,093       $83,994        $80,097        $80,188
                                          ===========    ===========   ===========   ===========    ===========   ============

RATIO OF EARNINGS TO FIXED
 CHARGES                                        1.85           1.69          1.99          2.25           2.03           1.97
                                          ===========    ===========   ===========   ===========    ===========   ============

                                                                                                                   EXHIBIT 12
                                                                                                                   PAGE 2 OF 2

                                         THE UNITED ILLUMINATING COMPANY

                            COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                     AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                                   (IN THOUSANDS)
                                                                                                                     TWELVE
                                                                                                                     MONTHS
                                                                                                                     ENDED
                                                                    YEAR ENDED DECEMBER 31,                         MAR. 31,
                                              ---------------------------------------------------------------------
                                                 1992          1993         1994          1995          1996          1997
                                                 ----          ----         ----          ----          ----          ----
EARNINGS
   Net income                                    $56,768       $40,481      $46,795       $50,393       $39,096       $35,085
   Federal income taxes                           19,276        22,342       34,551        41,951        35,252        33,982
   State income taxes                             16,878         4,645        6,216        12,976         8,506         8,331
   Fixed charges                                 109,449        97,928       88,093        83,994        80,097        80,188
                                              -----------   -----------   ----------   -----------   -----------   -----------

  Earnings available for combined fixed
   charges and preferred stock
   dividend requirements                        $202,371      $165,396     $175,655      $189,314      $162,951      $157,586
                                              ===========   ===========   ==========   ===========   ===========   ===========


FIXED CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS
   Interest on long-term debt                   $ 88,666      $ 80,030     $ 73,772      $ 63,431      $ 66,305       $66,187
   Other interest                                 12,882        12,260       10,301        16,723         9,534         9,714
   Interest on nuclear fuel burned                 2,963           928         -             -             -             -
   One third of rental charges                     4,938         4,710        4,020         3,840         4,258         4,287
   Preferred stock dividend requirements (1)       7,100         7,197        6,223         2,778           699           552
                                              -----------   -----------   ----------   -----------   -----------   -----------
                                                $116,549      $105,125      $94,316       $86,772       $80,796       $80,740
                                              ===========   ===========   ==========   ===========   ===========   ===========

RATIO OF EARNINGS TO FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS                        1.74          1.57         1.86          2.18          2.02          1.95
                                              ===========   ===========   ==========   ===========   ===========   ===========

(1) Preferred Stock Dividends increased to reflect the pre-tax earnings required to cover such dividend requirements.